Exhibit 99.1

MURPHY ANNOUNCES SUPERIOR REFINERY SALE

EL DORADO, Arkansas, July 25, 2011 – Murphy Oil Corporation (NYSE: MUR) announced today that it has entered into an asset purchase agreement pursuant to which its wholly-owned subsidiary, Murphy Oil USA, Inc., will sell its refinery in Superior, Wisconsin and related assets.

The Superior Refinery is being acquired by Calumet Specialty Products Partners, L.P. for a sales price of $214 million plus the value of hydrocarbon inventory, and subject to certain other adjustments. The hydrocarbon inventory will be valued based on market prices at closing (the inventory was valued at approximately $260 million as of June 30, 2011). The sale is subject to customary regulatory approvals and conditions, and is expected to close later in the third quarter or fourth quarter of 2011.

David M. Wood, Murphy’s President and Chief Executive Officer, commented, “We are pleased to announce the sale of our Superior Refinery as we execute on our strategy to exit the refining business.” Wood added, “The price realization for Superior represents fair market value for the assets and we look to redeploy the proceeds and working capital from the sales process into our upstream growth business.”

Davis Polk & Wardwell LLP is acting as legal counsel to Murphy. Goldman, Sachs & Co. is acting as financial advisor to Murphy.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of our exploration programs, our ability to maintain production rates and replace reserves, political and regulatory instability, and uncontrollable natural hazards. For further discussion of risk factors, see Murphy’s 2010 Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. Murphy undertakes no duty to publicly update or revise any forward-looking statements.

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